EXHIBIT (e)(14)

FORM OF

OPTION WAIVER CASH-OUT AND RELEASE AGREEMENT

This OPTION WAIVER CASH-OUT AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between PARALLEL PETROLEUM CORPORATION, a Delaware corporation (the “Company”) and              (the “Optionholder”). Terms used in this Agreement with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of September 15, 2009, by and among PLLL HOLDINGS, LLC, a Delaware limited liability company, (“Parent”), PLLL ACQUISITION CO., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. This Agreement shall be effective as of the Acceptance Date.

WHEREAS, under the option agreement, dated             , by and between the Optionholder and the Company (the “Option Agreement”), the Company granted to the Optionholder a stock option (the “Option”) to purchase             full shares of Company Common Stock at an exercise price equal to $             per share pursuant to the [1997 Non-Employee Directors Stock Option Plan / 1998 Stock Option Plan / 2001 Non-Employee Directors Stock Option Plan] (the “Plan”); and

WHEREAS, the Company and the Optionholder desire to cash-out the entire Option Agreement as it relates to              shares of Company Common Stock as of the Acceptance Date so that on and after the Acceptance Date, the Option Agreement shall be cancelled and of no further effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

CASH-OUT OF OPTIONS

1.1            Waiver of Substitution.    In exchange for the payment of the amounts described in Section 1.3 below, as of the Acceptance Date, the Optionholder hereby irrevocably and unconditionally waives and relinquishes his rights of substitution with respect to the Option under Section [7(c) or VII(c)] of the Plan. In waiving the right to substitution, the Optionholder understands and acknowledges that he shall not be entitled to acquire under the Option Agreement any cash, stock, securities or other property that the Optionholder may be entitled to pursuant to any Corporate Change (as defined in the Plan), except as set forth in Section 1.3 of this Agreement.

1.2            Cancellation of Option Agreement.    In exchange for the payment of the amounts described in Section 1.3 below, the Optionholder hereby agrees that the Option Agreement and the Option granted thereunder, shall be cancelled, terminated, and of no further force or effect, effective on the Acceptance Date, and neither the Company nor the Optionholder shall have any further rights or obligations with respect to the Option Agreement, or with respect to any Company Common Stock that could have been purchased upon exercise of the Option under the Option Agreement. The Optionholder hereby agrees not to exercise the Option under the Option Agreement, in whole or in part, or transfer the Option under the Option Agreement or any portion thereof.

1.3            Cash-Out Payment.    In exchange for the Optionholder’s agreement to cancel the Option Agreement and any other rights, obligations and liabilities of the Company granting Optionholder the right to purchase Company Common Stock or other ownership interests of the Company and the release of claims set forth in Section 1.4, the Company hereby agrees to pay Optionholder, as soon as reasonably practicable after the Acceptance Date, a lump sum cash payment equal to the product of (i) the total number of unexercised shares of Company Common Stock subject to the Option Agreement immediately prior to the Acceptance Date, multiplied by (ii) the excess (if any) of (A) the Offer Price over (B) the exercise price per share of Company Common Stock subject to the Option Agreement (less any applicable local, state, or federal income or employment taxes or other required withholdings) (the “Option Consideration”).

1.4            Release.

(a)            Effective as of the Acceptance Date, the Optionholder, for the Optionholder and the Optionholder’s successors and assigns forever, does hereby unconditionally and irrevocably compromise, settle, remise, acquit and fully and forever release and discharge the Company, Parent and Parent’s Affiliates (including Merger Sub and the Surviving Corporation) and each of their respective successors, assigns, parents, divisions, subsidiaries, and affiliates, and their present and former officers, directors, employees and agents (collectively, the “Released Parties”) from any and all claims, counterclaims, set-offs, debts, demands, chooses in action, obligations, remedies, suits, damages and liabilities in connection with any rights to acquire securities of the Company pursuant to the Option Agreement and the Common Stock of the Company issuable thereunder (collectively, the “Releaser’s Claims”), whether now known or unknown or suspected or claimed, whether arising under common law, in equity or under statute, which the Optionholder or the Optionholder’s successors or assigns ever had, now have, or in the future may claim to have against the Released Parties and which may have arisen at any time on or prior to the Acceptance Date; provided that this Section 1.4(a) shall not apply to any of the obligations or liabilities of the Released Parties arising under or in connection with this Agreement.

(b)            The Optionholder covenants and agrees never to commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the Released Parties any action or other proceeding based on any of the released Releaser’s Claims which may have arisen at any time on or prior to the Acceptance Date.

1.5            Further Assurances.    Each party to this Agreement agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.

MISCELLANEOUS

2.1            Headings.    The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

2.2            Parties Bound.    The terms, provisions, representations, warranties, covenants, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns.

2.3            Execution.    This Agreement may be executed in two or more counterparts (including facsimile or portable document (“.pdf”) counterparts), all of which taken together shall constitute one instrument. The exchange of copies of this Agreement and of signature pages by facsimile or .pdf transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or .pdf shall be deemed to be their original signatures for any purpose whatsoever.

2.4            Entire Agreement.    This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitutes the sole and only agreement between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and that any agreement, statement or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.

2.5            Law Governing.    This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflicts of law rule or principle of Texas law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

2.6            Jurisdiction and Venue.    Any judicial proceedings brought by or against any party on any dispute arising out of this Agreement or any matter related thereto shall be brought in the state or federal courts of Texas, and, by execution and delivery of this Agreement, each of the parties accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement after exhaustion of all appeals taken (or by the appropriate appellate court if such appellate court renders judgment).

2.7            Notice.    Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Optionholder, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith. Notice to the Company shall be addressed and delivered as follows:

Parallel Petroleum Corporation

1004 N. Big Spring, Suite 400

Midland, Texas 79701

Notice to the Optionholder shall be addressed and delivered to the address listed in the Company’s payroll records.

2.8            Effectiveness.    If the Acceptance Date does not occur, this Agreement shall be void and cease to be of further force or effect, with no liability on the part of any party to the other party hereto and the agreements and obligations of the parties contained the Option Agreement shall continue to apply in accordance with the terms of the Option Agreement, without giving effect to the terms of this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Optionholder, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement as of the      day of                     , 2009.

PARALLEL PETROLEUM CORPORATION

By:
Name:
Title:

OPTIONHOLDER

By:
Name:
Address:

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